UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2005

BOUNDLESS MOTOR SPORTS RACING, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-18045	84-0953839

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (405) 360-5047

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES
Form of Promissory Note
Form of Warrant

Item 1.01.	Entry into a Material Definitive Agreement.

     On June 30, 2005, the Company issued promissory notes pursuant to which certain of its shareholders, hereafter “Shareholders” loaned the Company an aggregated principle amount of $4,000,000. The promissory notes bear interest at the rate of eight percent per annum and become due and payable on the first to occur of: (i) September 30, 2005; (ii) the completion of an equity or debt offering raising gross proceeds of at least $6,000,000 or (iii) the acceleration of the obligations under the promissory notes. In conjunction with sale of the promissory notes, the Company issued to the Shareholders seven year warrants to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $5.00 per share.

     Burnham Hill Partners, a division of Pali Capital, Inc. acted as the Company’s financial advisor and was paid a fee $200,000 and issued seven year warrants to purchase an aggregate of 74,000 shares of our common stock at an exercise price of $5.00 per share.

     The securities issued in connection with each of the above transactions were issued in private transactions, in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, because each offering was a non-public offering to accredited investors.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the Company’s response to Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following is a list of exhibits filed as part of this Current Report on Form 8-K:

10.1	Form of Promissory Note dated June 30, 2005, issued by Boundless Motor Sports Racing, Inc.

10.2	Form of Warrant dated June 30, 2005

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: July 7, 2005	BOUNDLESS MOTOR SPORTS RACING, INC.
	By:	/s/ Brian Carter
		Name:	Brian Carter
		Title:	Chief Financial Officer

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